Exhibit 99.1

Hecla Reports First Quarter 2023 Results

Second highest silver revenues in company history

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--May 10, 2023--Hecla Mining Company (NYSE:HL) today announced first quarter 2023 financial and operating results.

FIRST QUARTER HIGHLIGHTS

Operational

  Produced 4.0 million ounces of silver, a 10% increase over the fourth quarter of 2022 and more than any quarter since 2016.
  Record quarterly gold production of 14,885 ounces at Greens Creek; lead production was the 2nd highest in Company's history.
  Greens Creek achieved record quarterly throughput of 2,591 tons per day ("tpd").
  Keno Hill development 75% complete and remains on track for third quarter mill startup.
  Achieved All-injury frequency rate (“AIFR”) of 1.13, lowest since 2012 led by Lucky Friday’s AIFR of 0.62, a safety record for the mine while at full production.

Financial

  Sales of $199.5 million with silver revenues 38% and gold revenues 35%; silver revenues were 2nd highest in Company history.
  Consolidated silver total cost of sales of $100.8 million and cash cost and AISC per silver ounce (each after by-product credits) of $2.14 and $8.96, respectively.3,4
  Cash flow from operations of $40.6 million, silver operations generated $89.5 million in cash flow from operations, and $68.6 million in free cash flow.2
  Net loss applicable to common stockholders of $3.3 million or $0.01 per share, and adjusted net income of $6.6 million or $0.01 per share.5
  Adjusted EBITDA of $61.9 million, net debt to adjusted EBITDA ratio of 1.9.1
  Strong balance sheet with $95.9 million in cash and cash equivalents, credit facility undrawn, and $240 million in available liquidity.

Environmental, Social, Governance

  Casa Berardi received Quebec’s John T. Ryan safety award for lowest reportable injury frequency rate for the second time in three years.
  Net zero in 2022 as scope 1&2 CO2 emissions offset with certified emission reduction credits.

Strategic

  ATAC Resources acquisition announced for CAD $31 million; transaction expected to close in the third quarter.

“As we continue our growth in silver production, silver revenues are now exceeding gold revenues for the second consecutive quarter,” said Phillips S. Baker Jr., President and CEO. “Greens Creek had excellent operational performance achieving record throughput and very strong silver and record gold production, and Lucky Friday exceeded 1.2 million ounces of silver production for third time out of the last four quarters.”

Baker continued, “Greens Creek and Lucky Friday generated $69 million in free cash flow with both mines exceeding $31 million. Our first priority in capital allocation of this free cash flow is investing it in our mines – particularly Keno Hill, which remains on track to produce more than 2.5 million ounces of silver this year, Casa Berardi, where we are beginning the transition to a primarily open pit operation, and Lucky Friday, where we are completing the ore bunker and service hoist.”

Baker concluded, “Hecla produced 45% of United States silver in 2022, making us the nation’s largest silver producer. With almost 17 million ounces of silver production expected in 2023 and potentially increasing to 20 million ounces by 2025, Hecla is expected to become Canada’s largest silver producer as well. Our production growth provides shareholders more exposure to silver from long-lived, low-cost mines that will help provide silver needed for solar power, the fastest growing renewable energy source.”

FINANCIAL OVERVIEW

In the following table and throughout this release, “total cost of sales” is comprised of cost of sales and other direct production costs and depreciation, depletion and amortization.

In Thousands unless stated otherwise	1Q-2023	4Q-2022	3Q-2022	2Q-2022	1Q-2022	FY 2022
FINANCIAL AND PRODUCTION SUMMARY
Sales	$199,500	$194,825	$146,339	$191,242	$186,499	$718,905
Total cost of sales	$164,552	$169,807	$137,892	$153,979	$141,070	$602,749
Gross profit	$34,948	$25,018	$8,447	$37,263	$45,429	$116,156
Net income (loss) applicable to common stockholders	$(3,311)	$(4,590)	$(23,664)	$(13,661)	$4,015	$(37,900)
Basic income (loss) per common share (in dollars)	$(0.01)	$(0.01)	$(0.04)	$(0.03)	$0.01	$(0.07)
Adjusted EBITDA[1]	$61,901	$62,261	$26,554	$70,474	$58,202	$217,492
Net Debt to Adjusted EBITDA[1]						1.9
Cash provided by operating activities	$40,603	$36,120	$(24,322)	$40,183	$37,909	$89,890
Capital Expenditures	$(54,443)	$(56,140)	$(37,430)	$(34,329)	$(21,478)	$(149,378)
Free Cash Flow[2]	$(13,840)	$(20,020)	$(61,752)	$5,854	$16,431	$(59,488)
Silver ounces produced	4,041,878	3,663,433	3,549,392	3,645,454	3,324,708	14,182,987
Silver payable ounces sold	3,604,494	3,756,701	2,479,724	3,387,909	2,687,261	12,311,595
Gold ounces produced	39,717	43,634	44,747	45,719	41,707	175,807
Gold payable ounces sold	39,473	40,097	40,443	44,225	41,053	165,818
Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce [3]	$2.14	$4.79	$3.43	$(1.14)	$1.09	$2.06
Silver AISC per ounce [4]	$8.96	$13.98	$12.93	$8.08	$7.37	$10.66
Gold cash costs per ounce [3]	$1,775	$1,696	$1,349	$1,371	$1,516	$1,478
Gold AISC per ounce [4]	$2,392	$2,075	$1,669	$1,605	$1,764	$1,773
Realized Prices
Silver, $/ounce	$22.62	$22.03	$18.30	$20.68	$24.68	$21.53
Gold, $/ounce	$1,902	$1,757	$1,713	$1,855	$1,880	$1,803
Lead, $/pound	$1.02	$1.05	$0.95	$0.97	$1.08	$1.01
Zinc, $/pound	$1.39	$1.24	$1.23	$1.44	$1.79	$1.41

Net loss applicable to common stockholders decreased to $3.3 million in the first quarter of 2023 from $4.6 million in the fourth quarter of 2022 due to:

  Increased gross profit of $9.9 million due to higher revenues arising from higher realized metals prices (except lead) and lower cost of sales.
  Decreased general and administrative expenses of $2.3 million as a result of a higher incentive compensation accrued in the fourth quarter of 2022.
  Decreased provision for closed operations and environmental matters of $3.6 million reflecting the Troy Mine accrual recorded in the fourth quarter of 2022.
  Decreased exploration and pre-development expenses of $1.9 million reflecting lower expenditures across our portfolio.

The above items were partly offset by:

  Decreased fair value adjustments, net of $6.8 million resulting from changes in our marketable securities portfolio.
  Increased ramp-up and suspension costs of $3.8 million as a result of continued ramp-up at Keno Hill.
  Increased income and mining tax expense of $7.2 million, reflecting increased taxable income from our U.S. assets

Consolidated silver total cost of sales in the first quarter decreased by 2% to $100.8 million from the prior quarter due to lower fuel prices partially offset by higher labor costs. Cash costs and AISC per silver ounce, each after by-product credits, were $2.14 and $8.96, respectively.3,4 The decrease in cash costs per ounce was due to higher silver production, lower total cost of sales, higher by-product credits due to higher gold and lead production, and higher gold prices, with AISC further impacted by lower sustaining capital due to timing of expenditures 3,4

Consolidated total gold cost of sales decreased by 2% to $63.7 million primarily due to lower labor and consumables costs attributable to lower underground tonnage at Casa Berardi. Cash costs and AISC per gold ounce, each after by-product credits, were $1,775 and $2,392, respectively.3,4 The increase in cash costs per ounce was primarily due to lower gold production resulting from lower grades, with AISC further impacted by higher sustaining capital.

Adjusted EBITDA for the quarter was $61.9 million, in line with the prior quarter as higher gross profit and lower depreciation, depletion and amortization and general and administrative expenses in the quarter were offset by the monetization of zinc hedges in the prior quarter. The ratio of net debt (calculated as long-term debt and finance leases less cash) to adjusted EBITDA was unchanged at 1.9, with long-term debt and finance leases of $526.0 million and cash and equivalents of $95.9 million at the end of the quarter.1 The Company also issued stock under its ATM program in the first quarter for net proceeds of $11.9 million.

Cash provided by operating activities was $40.6 million, an increase of 12% over the prior quarter due to higher gross profit and favorable working capital changes partially offset by the monetization of zinc hedges in the prior quarter.

Capital expenditures, net of leases, totaled $54.4 million compared to $56.1 million in prior quarter. The decrease was due to timing related lower capital spend at Greens Creek, which was offset by higher capital spend at Casa Berardi primarily attributable to the tailings expansion, higher development, and equipment capital spend at Keno Hill as the mine prepares for mill startup in the third quarter of 2023, and higher capital spend at Lucky Friday with the service hoist and coarse ore bunker projects expected to be completed by the fourth quarter.

Free cash flow for the quarter was negative $13.8 million, compared to negative $20.0 million in the prior quarter due to higher gross profit, lower production costs, favorable working capital changes, and lower capital spending.2

Forward Sales Contracts for Base Metals and Foreign Currency

The Company uses financially settled forward sales contracts to manage exposures to zinc and lead price changes. On March 31, 2023, the Company had contracts covering approximately 29% of the forecasted payable zinc production for 2023 at an average price of $1.47 per pound, and 38% of the forecasted payable lead production (through 2025) at an average price of $0.99 per pound.

The Company also manages CAD exposure through forward contracts. On March 31, 2023, the Company had hedged approximately 47% of forecasted Casa Berardi CAD direct production costs through 2026 at an average CAD/USD rate of 1.32. The Company has also hedged approximately 21% of Casa Berardi capital costs through 2026 at 1.35. At Keno Hill, 70% of the total planned spend for 2023 and 2024 is hedged at an average CAD/USD rate of 1.36.

OPERATIONS OVERVIEW

Greens Creek Mine - Alaska

Dollars are in thousands except cost per ton	1Q-2023	4Q-2022	3Q-2022	2Q-2022	1Q-2022	FY 2022
GREENS CREEK
Tons of ore processed	233,167	230,225	229,975	209,558	211,687	881,445
Total production cost per ton	$198.60	$211.29	$185.34	$197.84	$192.16	$196.73
Ore grade milled - Silver (oz./ton)	14.4	13.1	13.6	14.0	13.8	13.6
Ore grade milled - Gold (oz./ton)	0.08	0.08	0.07	0.08	0.07	0.08
Ore grade milled - Lead (%)	2.6	2.6	2.4	3.0	2.8	2.7
Ore grade milled - Zinc (%)	6.0	6.7	6.3	7.2	6.6	6.7
Silver produced (oz.)	2,772,860	2,433,275	2,468,280	2,410,598	2,429,782	9,741,935
Gold produced (oz.)	14,885	12,989	11,412	12,413	11,402	48,216
Lead produced (tons)	5,202	4,985	4,428	5,184	4,883	19,480
Zinc produced (tons)	12,482	13,842	12,580	13,396	12,494	52,312
Sales	$98,611	$95,374	$60,875	$92,723	$86,090	$335,062
Total cost of sales	$(66,288)	$(70,075)	$(52,502)	$(60,506)	$(49,636)	$(232,718)
Gross profit	$32,323	$25,299	$8,373	$32,217	$36,453	$102,344
Cash flow from operations	$43,346	$44,769	$7,749	$41,808	$56,295	$150,621
Exploration	$448	$1,050	$3,776	$929	$165	$5,920
Capital additions	$(6,658)	$(12,150)	$(6,988)	$(14,668)	$(3,092)	$(36,898)
Free cash flow [2]	$37,136	$33,669	$4,537	$28,069	$53,368	$119,643
Cash cost per ounce, after by-product credits [3]	$1.16	$4.26	$2.65	$(3.29)	$(0.90)	$0.70
AISC per ounce, after by-product credits [4]	$3.82	$8.61	$7.07	$3.10	$1.83	$5.17

Greens Creek produced 2.8 million ounces of silver in the first quarter, an increase of 14% over the prior quarter due to higher throughput and grades. Gold production for the quarter was 14,885 ounces, a record in the mine's history and a 15% increase over the prior quarter. The mine achieved yet another quarterly throughput record of 2,591 tpd.

First quarter sales were $98.6 million and increased 3% over the prior quarter due to higher metal production except for zinc, which declined due to mine sequencing, and higher realized prices for silver, gold, and zinc. Total cost of sales for the quarter were $66.3 million, a decline of 5% over the prior quarter due to both lower fuel prices and fuel consumption as hydro power availability increased during the quarter, partially offset by higher labor costs. Cash costs and AISC per silver ounce, each after by-product credits, were $1.16 and $3.82 and decreased over the prior quarter due to higher silver production, lower production costs, and higher gold by-product credits (attributable to higher gold realized price and production). AISC was also favorably impacted by lower capital spend in the quarter due to timing.3,4

Cash flow from operations was $43.3 million and decreased slightly over the prior quarter due to unfavorable working capital changes primarily related to an increase in accounts receivables. Free cash flow for the quarter was $37.1 million, an increase of 10% over the prior quarter due to the timing of capital spend.2

Lucky Friday Mine - Idaho

Dollars are in thousands except cost per ton	1Q-2023	4Q-2022	3Q-2022	2Q-2022	1Q-2022	FY 2022
LUCKY FRIDAY
Tons of ore processed	95,303	90,935	90,749	97,497	77,725	356,907
Total production cost per ton	$210.72	$232.73	$207.10	$211.45	$247.17	$223.55
Ore grade milled - Silver (oz./ton)	13.8	14.0	12.5	13.2	12.0	13.0
Ore grade milled - Lead (%)	8.8	9.1	8.5	8.8	8.2	8.7
Ore grade milled - Zinc (%)	4.1	4.1	4.2	3.9	3.6	3.9
Silver produced (oz.)	1,262,464	1,224,199	1,074,230	1,226,477	887,858	4,412,764
Lead produced (tons)	8,034	7,934	7,172	8,147	5,980	29,233
Zinc produced (tons)	3,313	3,335	3,279	3,370	2,452	12,436
Sales	$49,110	$45,434	$28,460	$35,880	$38,040	$147,814
Total cost of sales	$(34,534)	$(32,819)	$(24,166)	$(30,348)	$(29,265)	$(116,598)
Gross profit	$14,576	$12,615	$4,294	$5,532	$8,775	$31,216
Cash flow from operations	$46,132	$(7,437)	$11,624	$21,861	$11,765	$37,813
Capital additions	$(14,707)	$(13,714)	$(16,125)	$(11,501)	$(9,652)	$(50,992)
Free cash flow [2]	$31,425	$(21,151)	$(4,501)	$10,360	$2,113	$(13,179)
Cash cost per ounce, after by-product credits [3]	$4.30	$5.82	$5.23	$3.07	$6.57	$5.06
AISC per ounce, after by-product credits [4]	$10.69	$12.88	$15.98	$9.91	$13.15	$12.86

Lucky Friday produced 1.3 million ounces of silver, an increase of 3% over the prior quarter attributable to higher throughput.

Sales in the first quarter were $49.1 million, an increase of 8% over the prior quarter due to higher silver and lead production and higher realized prices. Total cost of sales were $34.5 million, an increase of 5% over the prior quarter due to increased sales volumes and higher labor costs, including higher profit sharing with the miners due to increased profitability. Cash costs and AISC per silver ounce, each after by-product credits, were $4.30 and $10.69 respectively and decreased over the prior quarter due to higher production and higher by-product credits. Lower sustaining capital spend for the quarter impacted AISC favorably.3,4

Cash flow from operations was $46.1 million, higher than that of full year 2022, and an increase of $53.6 million over the prior quarter due to favorable working capital changes, which also included the receipt of $6.7 million related to a deferred silver concentrate shipment in the fourth quarter. Capital expenditures, net of leases, were $14.7 million, as the Company continues to invest in key projects including the service hoist and coarse ore bunker, increased development, and pre-production drilling to achieve the annual throughput goal of 425,000 tons in the fourth quarter of 2023. Free cash flow was $31.4 million, an increase of $52.6 million over the prior quarter primarily due to the increase in cash flow from operations.2

Casa Berardi - Quebec

Dollars are in thousands except cost per ton	1Q-2023	4Q-2022	3Q-2022	2Q-2022	1Q-2022	FY 2022
CASA BERARDI
Tons of ore processed - underground	110,245	160,150	162,215	176,576	161,609	660,550
Tons of ore processed - surface pit	318,913	250,883	227,726	225,042	224,541	928,189
Tons of ore processed - total	429,158	411,033	389,941	401,618	386,150	1,588,739
Surface tons mined - ore and waste	2,136,993	2,657,638	2,822,906	2,149,412	1,892,339	9,522,295
Total production cost per ton	$107.95	$125.75	$114.52	$113.07	$117.96	$117.89
Ore grade milled - Gold (oz./ton) - underground	0.13	0.15	0.15	0.19	0.14	0.16
Ore grade milled - Gold (oz./ton) - surface pit	0.05	0.05	0.06	0.05	0.05	0.05
Ore grade milled - Gold (oz./ton) - combined	0.07	0.09	0.10	0.10	0.09	0.09
Gold produced (oz.) - underground	11,788	20,365	22,181	22,866	19,374	84,786
Gold produced (oz.) - surface pit	12,898	10,344	11,154	10,440	10,866	42,804
Gold produced (oz.) - total	24,686	30,709	33,335	33,306	30,240	127,590
Silver produced (oz.) - total	6,554	5,960	6,882	8,379	7,068	28,289
Sales	$50,998	$53,458	$56,939	$62,639	$62,101	$235,136
Total cost of sales	$(62,998)	$(65,328)	$(59,532)	$(61,870)	$(62,168)	$(248,898)
Gross profit (loss)	$(12,000)	$(11,870)	$(2,593)	$769	$(67)	$(13,762)
Cash flow from operations	$(684)	$10,188	$8,721	$7,417	$8,089	$34,415
Exploration	$1,054	$1,637	$2,624	$1,341	$2,635	$8,237
Capital additions	$(17,086)	$(12,995)	$(10,771)	$(8,093)	$(7,808)	$(39,667)
Free cash flow [2]	$(16,716)	$(1,170)	$574	$665	$2,916	$2,985
Cash cost per ounce, after by-product credits [3]	$1,775	$1,696	$1,349	$1,371	$1,516	$1,478
AISC per ounce, after by-product credits [4]	$2,392	$2,075	$1,669	$1,605	$1,764	$1,773

Casa Berardi produced 24,686 ounces of gold in the first quarter, a decrease of 20% over the prior quarter due to a 22% decline in overall gold grades primarily attributable to lower underground grades, partially offset by a 4% increase in mill recoveries. The mill continued to perform well, achieving a record quarterly throughput of 4,768 tpd.

Total cost of sales were $63.0 million, a decrease of 4% over the prior quarter primarily due to planned lower underground tonnage which resulted in lower underground labor, contractor, and consumables costs, partially offset by higher open pit tons. Cash costs and AISC per ounce, each after by-product credits, were $1,775 and $2,392, respectively, and increased over the prior quarter primarily due to lower gold production, with AISC also impacted by higher capital spend.3,4

Cash flow from operations for the quarter was negative $0.7 million, a decrease of $10.9 million due to lower production and unfavorable working capital changes. Free cash flow for the quarter was negative $16.7 million, a decrease of $15.5 million over the prior quarter due to lower cash flow from operations and higher planned capital spend. 2

Expected gold production remains weighted towards the second half of 2023. Cash costs and AISC, each after by-product credits, per gold ounce, are also expected to trend lower in the second half of the year.

Underground grade at the mine has declined by approximately 30% since 2018 in accordance with the mine plan. Smaller stopes and higher relative development have contributed to cost increases, which have been further exacerbated by inflationary pressures over the past year. The Company remains focused on underground exploration, but the mine is beginning the transition from an underground to an open pit operation. The F160 pit acts as a bridge between mining at the underground mines and mining higher grade open pit material, which is in the permitting pipeline. The higher grade open pit ore has reserve grades approximately 70% higher than the F160 pit. The mine is undergoing a period of transition and investment over the next few years and remains a key operation in the Company's portfolio.

Keno Hill - Yukon Territory

At Keno Hill, ramp-up and development activities continued through the first quarter as the mine remains on track to commence production in the third quarter. As of the end of April, approximately 75% of the development required for production was complete. Capital spending for the first quarter was $17.1 million and included mine development, equipment purchases, and critical infrastructure projects including plant – reconfiguring the secondary crushing circuit and installing underground infrastructure. The workforce is about 290 people, in line with the plan. Ore from Flame & Moth and Bermingham deposit is being stockpiled. 2023 silver production is expected to exceed 2.5 million ounces with full throughput achieved by the end of the year.

EXPLORATION AND PRE-DEVELOPMENT

Exploration and pre-development expenses totaled $4.9 million for the first quarter of 2023. Exploration and definition drilling activities primarily focused on targets at Casa Berardi, Greens Creek, and Keno Hill. In addition to drilling activities, surface, and underground targets were advanced through ongoing 3D detailed geological modeling at San Sebastian, Republic, and all our operating properties. At San Sebastian, geophysical surveys are ongoing and are planned to begin at Republic during the second quarter.

DIVIDENDS

Common Stock

The Board of Directors declared a quarterly cash dividend of $0.00625 per share of common stock, consisting of $0.00375 per share for the minimum dividend component and $0.0025 per share for the silver-linked component. The common stock dividend is payable on or about June 9, 2023, to stockholders of record on May 22, 2023. The first quarter realized silver price was $22.62, satisfying the criterion for the Company’s common stock silver-linked dividend policy component.

Preferred Stock

The Board of Directors elected to declare a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about July 3, 2023, to stockholders of record on June 15, 2023.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Wednesday, May 10, at 10:00 a.m. Eastern Time to discuss these results. We recommend that you dial in at least 10 minutes before the call commencement. You may join the conference call by dialing toll-free 1-888-330-2391 or for international dialing 1-240-789-2702. The Conference ID is 4812168 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at https://events.q4inc.com/attendee/379963057 or at www.hecla.com under News & Media.

VIRTUAL INVESTOR EVENT

Hecla will be holding a Virtual Investor Event on Wednesday, May 10, from 12:00 p.m. to 2:00 p.m. Eastern Time.

Hecla invites shareholders, investors, and other interested parties to schedule a personal, 30-minute virtual meeting (video or telephone) with a member of senior management to discuss Financial, Exploration, Operations, ESG, or general matters. Click on the link below to schedule a call (or copy and paste the link into your web browser). You can select a topic once you have entered the meeting calendar. If you are unable to book a time, either due to high demand or for other reasons, please reach out to Anvita M. Patil, Vice President, Investor Relations and Treasurer at hmc-info@hecla-mining.com or 208-769-4100.

One-on-One meeting URL: https://calendly.com/2023-may-vie

ANNUAL MEETING

Hecla will host its Annual Meeting of Shareholders (the "AGM") on Tuesday, May 23, 2023, at 10:00 a.m. Pacific Time. During the AGM, management will provide an overview of the Company's activities.

Hybrid Format

The AGM will be held in person at the Northwest Museum of Arts & Culture (Eric Johnston Auditorium), 2316 West First Avenue, Spokane, Washington, and online at www.virtualshareholdermeeting.com/HL2023.

For details explaining how to attend, communicate and vote virtually at the AGM please see the Company's Proxy Statement dated April 11, 2023, filed under the Company's profile on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Shareholders who have questions about voting their shares or attending the AGM may contact Investor Relations by telephone at 1.800.432.5291 or by email at hmc-info@hecla-mining.com.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income (loss), the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as long-term debt and finance leases outstanding less total cash on hand divided by adjusted EBITDA.

(2) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment, and mineral interests. Cash provided by operating activities for the Greens Creek, Lucky Friday, and Casa Berardi operating segments excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance.

(3) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of which to total cost of sales, the sum of cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "total cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines - to compare performance with that of other silver mining companies, and aggregating Casa Berardi and the Nevada operations, to compare its performance with other gold mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical, and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) All-in sustaining cost (“AISC”), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes total cost of sales and other direct production costs, expenses for reclamation at the mine sites and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. Prior year presentation has been adjusted to conform with current year presentation.

(5) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss) as defined by GAAP. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Current GAAP measures used in the mining industry, such as total cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical, and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Other

(6) Expectations for 2023 include silver, gold, lead and zinc production from Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi converted using Au $1,800/oz, Ag $22/oz, Zn $1.15/lb., and Pb 0.90$/lb., CAD/USD 1.30. Numbers may be rounded.

Cautionary Statement Regarding Forward-Looking Statements, Including 2023 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements may include, without limitation: (i) Lucky Friday will achieve throughout of 1,200 tpd by the end of 2023 and complete the service hoist and coarse ore bunker capital projects by the fourth quarter of 2023; (ii) Keno Hill mill start will occur in the third quarter with ramp-up to 440 tons per day by the end of 2023 and silver production in excess of 2.5 million ounces in 2023; (iii) the Company will set new production records in 2023 with almost 17 million ounces of silver production; (iv) the Company will be able to increase silver production to 20 million ounces by 2025; (v) the Company will become the largest silver producer in Canada by 2025; (vi) Casa Berardi's cash cost and AISC per gold ounce (each net of by-product credits) will trend lower in the second half of 2023 and gold production will increase; (vii) Greens Creek will achieve throughput rate of 2,600 tpd by the fourth quarter, (viii) ATAC Resources transaction will close in the third quarter of 2023, and; (ix) mine-specific and Company-wide 2023 estimates of future production (for 2024 and 2025), sales and total cost of sales, as well as cash cost and AISC per ounce (in each case after by-product credits) and Company-wide estimated spending on capital, exploration and pre-development for 2023. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to Company plans for 2023 and beyond due to COVID-19 or any other public health issue, including, but not limited to with respect to availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto.

In addition, material risks that could cause actual results to differ from forward-looking statements include, but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; (vi) conflict resolution and outcome of projects or oppositions; (vii) litigation, political, regulatory, labor and environmental risks; (viii) exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration; (ix) the failure of counterparties to perform their obligations under hedging instruments; (x) we take a material impairment charge on any of our assets; and (xi) inflation causes our costs to rise more than we currently expect. For a more detailed discussion of such risks and other factors, see the Company’s (i) 2022 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on February 17, 2023. The Company does not undertake any obligation to release publicly, revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this presentation, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

HECLA MINING COMPANY Condensed Consolidated Statements of Loss (dollars and shares in thousands, except per share amounts - unaudited)

	First Quarter Ended	Fourth Quarter Ended
	March 31, 2023	December 31, 2022
Sales	$199,500	$194,825
Cost of sales and other direct production costs	125,550	132,232
Depreciation, depletion and amortization	39,002	37,575
Total cost of sales	164,552	169,807
Gross profit	34,948	25,018

Other operating expenses:
General and administrative	12,070	14,396
Exploration and pre-development	4,967	6,905
Ramp-up and suspension costs	11,336	7,575
Provision for closed operations and environmental matters	1,044	4,639
Other operating (income) expense	(22)	952
	29,395	34,467
Income (loss) from operations	5,553	(9,448)
Other (expense) income:
Interest expense	(10,165)	(9,360)
Fair value adjustments, net	3,181	9,980
Foreign exchange gain (loss)	108	(900)
Other income	1,392	1,353
	(5,484)	1,073
Income (loss) before income taxes	69	(8,376)
Income and mining tax (expense) benefit	(3,242)	3,924
Net loss	(3,173)	(4,452)
Preferred stock dividends	(138)	(138)
Net loss applicable to common stockholders	$(3,311)	$(4,590)
Basic loss per common share after preferred dividends (in cents)	$(0.01)	$(0.01)
Diluted loss per common share after preferred dividends (in cents)	$(0.01)	$(0.01)
Weighted average number of common shares outstanding basic	600,075	596,959
Weighted average number of common shares outstanding diluted	600,075	596,959

HECLA MINING COMPANY Condensed Consolidated Statements of Cash Flows (dollars in thousands - unaudited)

	First Quarter Ended	Fourth Quarter Ended
	March 31, 2023	December 31, 2022
OPERATING ACTIVITIES
Net loss	$(3,173)	$(4,452)
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	39,892	38,404
Adjustment of inventory to net realizable value	4,521	487
Fair value adjustments, net	(3,181)	20,696
Provision for reclamation and closure costs	1,694	4,783
Stock compensation	1,190	1,714
Deferred income taxes	558	(8,395)
Foreign exchange (gain) loss	(2,218)	(857)
Other non-cash items, net	186	1,282
Change in assets and liabilities:
Accounts receivable	15,477	(26,119)
Inventories	(9,239)	1,242
Other current and non-current assets	(9,856)	(8,291)
Accounts payable, accrued and other current liabilities	(9,304)	(3,273)
Accrued payroll and related benefits	4,705	12,053
Accrued taxes	2,226	(5,275)
Accrued reclamation and closure costs and other non-current liabilities	7,125	12,121
Cash provided by operating activities	40,603	36,120
INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(54,443)	(56,140)
Changes in restricted cash and investment balances	—	(2,010)
Purchases of investments	—	(1,431)
Net cash used in investing activities	(54,443)	(59,581)
FINANCING ACTIVITIES
Proceeds from issuance of stock, net of related costs	11,885	12,735
Acquisition of treasury shares	(482)	—
Borrowing of debt	13,000	—
Repayment of debt	(13,000)	(25,000)
Dividends paid to common and preferred stockholders	(3,891)	(2,383)
Credit facility feed paid	—	(19)
Repayments of finance leases	(2,464)	(2,411)
Net cash provided by (used in) financing activities	5,048	(17,078)
Effect of exchange rates on cash	171	531
Net (decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(8,621)	(40,008)
Cash, cash equivalents and restricted cash at beginning of period	105,907	145,915
Cash, cash equivalents and restricted cash at end of period	$97,286	$105,907

HECLA MINING COMPANY Condensed Consolidated Balance Sheets (dollars and shares in thousands - unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$95,939	$104,743
Accounts receivable	42,144	55,841
Inventories	84,340	90,672
Other current assets	22,527	16,471
Total current assets	244,950	267,727
Investments	26,434	24,018
Restricted cash	1,347	1,164
Properties, plants, equipment and mineral interests, net	2,587,565	2,569,790
Operating lease right-of-use assets	10,609	11,064
Deferred tax assets	13,280	21,105
Other non-current assets	41,439	32,304
Total assets	$2,925,624	$2,927,172

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$83,704	$84,747
Accrued payroll and related benefits	41,141	37,579
Accrued taxes	6,318	4,030
Finance leases	9,040	9,483
Accrued reclamation and closure costs	8,531	8,591
Accrued interest	5,191	14,454
Other current liabilities	11,428	19,582
Total current liabilities	165,353	178,466
Accrued reclamation and closure costs	109,808	108,408
Long-term debt including finance leases	516,961	517,742
Deferred tax liability	121,081	125,846
Other non-current liabilities	20,264	17,743
Total liabilities	933,467	948,205

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	152,536	151,819
Capital surplus	2,273,793	2,260,290
Accumulated deficit	(410,995)	(403,931)
Accumulated other comprehensive income, net	8,964	2,448
Treasury stock	(32,180)	(31,698)
Total stockholders’ equity	1,992,157	1,978,967
Total liabilities and stockholders’ equity	$2,925,624	$2,927,172
Common shares outstanding	610,491	607,620

Non-GAAP Measures
(Unaudited)

Reconciliation of Total Cost of Sales (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of total cost of sales, being the sum of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations at Greens Creek, Lucky Friday, Casa Berardi and Nevada Operations and for the Company for the three months ended March 31, 2023 and 2022, the three and twelve months ended December 31, 2022, and the three months ended for September 30, 2022 and June 30, 2022.

Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. We have recently started reporting AISC, After By-product Credits, per Ounce which we use as a measure of our operation's net cash flow after costs for reclamation and sustaining capital. Prior year presentation has been adjusted to conform with current year presentation. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes reclamation and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our operations versus those of our competitors. As a primary silver and gold mining company, we also use these statistics on an aggregate basis. We aggregate Greens Creek and Lucky Friday to compare our performance with that of other primary silver mining companies and aggregate Casa Berardi and Nevada Operations to compare our performance with that of other primary gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each operation also includes on-site reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense and sustaining capital projects. By-product credits include revenues earned from all metals other than the primary metal produced at each operation. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi and Nevada Operations sections below report Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to operations with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at Casa Berardi and Nevada Operations is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties. Similarly, the silver produced at our other two operations is not included as a by-product credit when calculating the similar gold metrics for Casa Berardi.

In thousands (except per ounce amounts)	Three Months Ended March 31, 2023				Three Months Ended December 31, 2022(5)				Twelve Months Ended December 31, 2022(5)
	Greens Creek	Lucky Friday	Corporate(2)	Total Silver	Greens Creek	Lucky Friday	Corporate(2)	Total Silver	Greens Creek	Lucky Friday	Corporate(2)	Total Silver
Total cost of sales	$66,288	$34,534	$0	$100,822	$70,074	$32,819	$0	$102,893	$232,718	$116,598	$—	$349,316
Depreciation, depletion and amortization	(14,464)	(10,455)	—	(24,919)	(13,557)	(9,549)	—	(23,106)	(48,911)	(33,704)	—	(82,615)
Treatment costs	10,368	5,277	—	15,645	10,467	5,334	—	15,801	37,836	18,605	—	56,441
Change in product inventory	(1,615)	(2,409)	—	(4,024)	(4,014)	(571)	—	(4,585)	5,885	2,049	—	7,934
Reclamation and other costs	(129)	(409)	—	(538)	499	(265)	—	234	(1,489)	(1,034)	—	(2,523)
Cash Cost, Before By-product Credits (1)	60,448	26,538	—	86,986	63,469	27,768	—	91,237	226,039	102,514	—	328,553
Reclamation and other costs	722	285	—	1,007	706	282	—	988	2,821	1,128	—	3,949
Sustaining capital	6,641	7,784	—	14,425	9,862	8,369	—	18,231	40,705	33,306	334	74,345
General and administrative	—	—	12,070	12,070	—	—	14,395	14,395	-	-	43,384	43,384
AISC, Before By-product Credits (1)	67,811	34,607	12,070	114,488	74,037	36,419	14,395	124,851	269,565	136,948	43,718	450,231
By-product credits:
Zinc	(24,005)	(6,816)	—	(30,821)	(26,112)	(6,249)	—	(32,361)	(113,835)	(27,607)	-	(141,442)
Gold	(25,286)	—	—	(25,286)	(19,630)	—	—	(19,630)	(75,596)	-	-	(75,596)
Lead	(7,942)	(14,299)	—	(22,241)	(7,351)	(14,392)	—	(21,743)	(29,800)	(52,568)	-	(82,368)
Total By-product credits	(57,233)	(21,115)	—	(78,348)	(53,093)	(20,641)	—	(73,734)	(219,231)	(80,175)	—	(299,406)
Cash Cost, After By-product Credits	$3,215	$5,423	$—	$8,638	$10,376	$7,127	$—	$17,503	$6,808	$22,339	$—	$29,147
AISC, After By-product Credits	$10,578	$13,492	$12,070	$36,140	$20,944	$15,778	$14,395	$51,117	$50,334	$56,773	$43,718	$150,825
Divided by ounces produced	2,773	1,262		4,035	2,433	1,224		3,657	9,742	4,413		14,155
Cash Cost, Before By-product Credits, per Silver Ounce	$21.80	$21.03		$21.56	$26.08	$22.68		$24.95	$23.20	$23.23		$23.21
By-product credits per ounce	(20.64)	(16.73)		(19.42)	(21.82)	(16.86)		(20.16)	(22.50)	(18.17)		(21.15)
Cash Cost, After By-product Credits, per Silver Ounce	$1.16	$4.30		$2.14	$4.26	$5.82		$4.79	$0.70	$5.06		$2.06
AISC, Before By-product Credits, per Silver Ounce	$24.46	$27.42		$28.38	$30.43	$29.74		$34.14	$27.67	$31.03		$31.81
By-product credits per ounce	(20.64)	(16.73)		(19.42)	(21.82)	(16.86)		(20.16)	(22.50)	(18.17)		(21.15)
AISC, After By-product Credits, per Silver Ounce	$3.82	$10.69		$8.96	$8.61	$12.88		$13.98	$5.17	$12.86		$10.66

In thousands (except per ounce amounts)	Three Months Ended March 31, 2023			Three Months Ended December 31, 2022(5)		Twelve Months Ended December 31, 2022(5)
	Casa Berardi	Nevada Operations and Other(4)	Total Gold	Casa Berardi	Total Gold	Casa Berardi	Nevada Operations and other	Total Gold
Total cost of sales	$62,998	$732	$63,730	$65,328	$65,328	$248,898	$4,535	$253,433
Depreciation, depletion and amortization	(14,036)	(47)	(14,083)	(14,568)	(14,568)	(60,962)	(361)	(61,323)
Treatment costs	467	—	467	521	521	1,866	—	1,866
Change in product inventory	(2,417)	—	(2,417)	1,122	1,122	186	—	186
Reclamation and other costs	(217)	—	(217)	(196)	(196)	(819)	—	(819)
Exclusion of Casa Berardi cash costs (3)	(2,851)	—	(2,851)	—	—	—	—	—
Exclusion of Nevada and Other costs	—	(685)	(685)	—	—	—	(4,174)	(4,174)
Cash Cost, Before By-product Credits (1)	43,944	—	43,944	52,207	52,207	189,169	—	189,169
Reclamation and other costs	217	—	217	196	196	819	—	819
Sustaining capital	15,015	—	15,015	11,438	11,438	36,883	—	36,883
AISC, Before By-product Credits (1)	59,176	—	59,176	63,841	63,841	226,871	—	226,871
By-product credits:
Silver	(127)	—	(127)	(124)	(124)	(610)	—	(610)
Total By-product credits	(127)	—	(127)	(124)	(124)	(610)	—	(610)
Cash Cost, After By-product Credits	$43,817	$—	$43,817	$52,083	$52,083	$188,559	$—	$188,559
AISC, After By-product Credits	$59,049	$—	$59,049	$63,717	$63,717	$226,261	$—	$226,261
Divided by gold ounces produced	25	—	25	31	31	128	—	128
Cash Cost, Before By-product Credits, per Gold Ounce	$1,780	$—	$1,780	$1,700	$1,700	$1,483	$—	$1,483
By-product credits per ounce	(5)	—	(5)	(4)	(4)	(5)	—	(5)
Cash Cost, After By-product Credits, per Gold Ounce	$1,775	$—	$1,775	$1,696	$1,696	$1,478	$—	$1,478
AISC, Before By-product Credits, per Gold Ounce	$2,397	$—	$2,397	$2,079	$2,079	$1,778	$—	$1,778
By-product credits per ounce	(5)	—	(5)	(4)	(4)	(5)	—	(5)
AISC, After By-product Credits, per Gold Ounce	$2,392	$—	$2,392	$2,075	$2,075	$1,773	$—	$1,773

In thousands (except per ounce amounts)	Three Months Ended March 31, 2023			Three Months Ended December 31, 2022(5)			Twelve Months Ended December 31, 2022(5)
	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total
Total cost of sales	$100,822	$63,730	$164,552	$102,893	$65,328	$168,221	$349,316	$253,433	$602,749
Depreciation, depletion and amortization	(24,919)	(14,083)	(39,002)	(23,106)	(14,568)	(37,674)	(82,615)	(61,323)	(143,938)
Treatment costs	15,645	467	16,112	15,801	521	16,322	56,441	1,866	58,307
Change in product inventory	(4,024)	(2,417)	(6,441)	(4,585)	1,122	(3,463)	7,934	186	8,120
Reclamation and other costs	(538)	(217)	(755)	234	(196)	38	(2,523)	(819)	(3,342)
Exclusion of Casa Berardi cash costs (3)	—	(2,851)	(2,851)	—	—	—	—	—	—
Exclusion of Nevada and Other	—	(685)	(685)	—	—	—	—	(4,174)	(4,174)
Cash Cost, Before By-product Credits (1)	86,986	43,944	130,930	91,237	52,207	143,444	328,553	189,169	517,722
Reclamation and other costs	1,007	217	1,224	988	196	1,184	3,949	819	4,768
Sustaining capital	14,425	15,015	29,440	18,231	11,438	29,669	74,345	36,883	111,228
General and administrative	12,070	—	12,070	14,395	—	14,395	43,384	—	43,384
AISC, Before By-product Credits (1)	114,488	59,176	173,664	124,851	63,841	188,692	450,231	226,871	677,102
By-product credits:
Zinc	(30,821)	—	(30,821)	(32,361)	—	(32,361)	(141,442)	—	(141,442)
Gold	(25,286)	—	(25,286)	(19,630)	—	(19,630)	(75,596)	—	(75,596)
Lead	(22,241)	—	(22,241)	(21,743)	—	(21,743)	(82,368)	—	(82,368)
Silver	—	(127)	(127)		(124)	(124)	—	(610)	(610)
Total By-product credits	(78,348)	(127)	(78,475)	(73,734)	(124)	(73,858)	(299,406)	(610)	(300,016)
Cash Cost, After By-product Credits	$8,638	$43,817	$52,455	$17,503	$52,083	$69,586	$29,147	$188,559	$217,706
AISC, After By-product Credits	$36,140	$59,049	$95,189	$51,117	$63,717	$114,834	$150,825	$226,261	$377,086
Divided by ounces produced	4,035	25		3,657	31		14,155	128
Cash Cost, Before By-product Credits, per Ounce	$21.56	$1,780		$24.95	$1,700		$23.21	$1,483
By-product credits per ounce	(19.42)	(5)		(20.16)	(4)		(21.15)	(5)
Cash Cost, After By-product Credits, per Ounce	$2.14	$1,775		$4.79	$1,696		$2.06	$1,478
AISC, Before By-product Credits, per Ounce	$28.38	$2,397		$34.14	$2,079		$31.81	$1,778
By-product credits per ounce	(19.42)	(5)		(20.16)	(4)		(21.15)	(5)
AISC, After By-product Credits, per Ounce	$8.96	2,392		$13.98	2,075		$10.66	1,773

In thousands (except per ounce amounts)	Three Months Ended September 30, 2022(5)				Three Months Ended June 30, 2022(5)				Three Months Ended March 31, 2022(5)
	Greens Creek	Lucky Friday	Corporate(2)	Total Silver	Greens Creek	Lucky Friday	Corporate(2)	Total Silver	Greens Creek	Lucky Friday	Corporate(2)	Total Silver
Total cost of sales	$52,502	$24,164	$—	$76,666	$60,506	$30,348	$—	$90,854	$49,638	$29,264	$—	$78,902
Depreciation, depletion and amortization	(10,305)	(7,261)	—	(17,566)	(13,629)	(8,862)	—	(22,491)	(11,420)	(8,032)	—	(19,452)
Treatment costs	9,477	4,791	—	14,268	8,778	4,803	—	13,581	9,096	3,677	—	12,773
Change in product inventory	4,464	3,022	—	7,486	(1,102)	503	—	(599)	6,538	(905)	—	5,633
Reclamation and other costs	(118)	(152)	—	(270)	(1,005)	(256)	—	(1,261)	(850)	(361)	—	(1,211)
Cash Cost, Before By-product Credits (1)	56,020	24,564	—	80,584	53,548	26,536	—	80,084	53,002	23,643	—	76,645
Reclamation and other costs	705	282	—	987	705	282	—	987	705	282	—	987
Sustaining capital	10,219	11,264	187	21,670	14,668	8,110	99	22,877	5,956	5,562	48	11,566
General and administrative	—	—	11,003	11,003	—	—	9,692	9,692	—	—	8,294	8,294
AISC, Before By-product Credits (1)	66,944	36,110	11,190	114,244	68,921	34,928	9,791	113,640	59,663	29,487	8,342	97,492
By-product credits:
Zinc	(26,244)	(7,155)	—	(33,399)	(32,828)	(8,227)		(41,055)	(28,651)	(5,977)		(34,628)
Gold	(17,019)	—	—	(17,019)	(20,364)	—		(20,364)	(18,583)	—		(18,583)
Lead	(6,212)	(11,796)	—	(18,008)	(8,271)	(14,543)		(22,814)	(7,966)	(11,836)		(19,802)
Total By-product credits	(49,475)	(18,951)	—	(68,426)	(61,463)	(22,770)	—	(84,233)	(55,200)	(17,813)	—	(73,013)
Cash Cost, After By-product Credits	$6,545	$5,613	$—	$12,158	$(7,915)	$3,766	$—	$(4,149)	$(2,198)	$5,830	$—	$3,632
AISC, After By-product Credits	$17,469	$17,159	$11,190	$45,818	$7,458	$12,158	$9,791	$29,407	$4,463	$11,674	$8,342	$24,479
Divided by ounces produced	2,469	1,075		3,544	2,410	1,226		3,636	2,430	888		3,318
Cash Cost, Before By-product Credits, per Silver Ounce	$22.69	$22.87		$22.74	$22.21	$21.65		$22.03	$21.82	$26.63		$23.10
By-product credits per ounce	(20.04)	(17.64)		(19.31)	(25.50)	(18.58)		(23.17)	(22.72)	(20.06)		(22.01)
Cash Cost, After By-product Credits, per Silver Ounce	$2.65	$5.23		$3.43	$(3.29)	$3.07		$(1.14)	$(0.90)	$6.57		$1.09
AISC, Before By-product Credits, per Silver Ounce	$27.11	$33.62		$32.24	$28.60	$28.49		$31.25	$24.55	$33.21		$29.38
By-product credits per ounce	(20.04)	(17.64)		(19.31)	(25.50)	(18.58)		(23.17)	(22.72)	(20.06)		(22.01)
AISC, After By-product Credits, per Silver Ounce	$7.07	$15.98		$12.93	$3.10	$9.91		$8.08	$1.83	$13.15		$7.37

In thousands (except per ounce amounts)	Three Months Ended September 30, 2022(5)		Three Months Ended June 30, 2022(5)		Three Months Ended March 31, 2022(5)
	Casa Berardi	Total Gold	Casa Berardi	Total Gold	Casa Berardi	Total Gold
Total cost of sales	$59,532	$59,532	$61,870	$61,870	$62,168	$62,168
Depreciation, depletion and amortization	(15,089)	(15,089)	(15,459)	(15,459)	(15,846)	(15,846)
Treatment costs	429	429	457	457	458	458
Change in product inventory	420	420	(793)	(793)	(563)	(563)
Reclamation and other costs	(203)	(203)	(209)	(209)	(210)	(210)
Cash Cost, Before By-product Credits (1)	45,089	45,089	45,866	45,866	46,007	46,007
Reclamation and other costs	204	204	209	209	210	210
Sustaining capital	10,457	10,457	7,597	7,597	7,281	7,281
AISC, Before By-product Credits (1)	55,750	55,750	53,672	53,672	53,498	53,498
By-product credits:
Silver	(131)	(131)	(188)	(188)	(166)	(166)
Total By-product credits	(131)	(131)	(188)	(188)	(166)	(166)
Cash Cost, After By-product Credits	$44,958	$44,958	$45,678	$45,678	$45,841	$45,841
AISC, After By-product Credits	$55,619	$55,619	$53,484	$53,484	$53,332	$53,332
Divided by gold ounces produced	33	33	33	33	30	30
Cash Cost, Before By-product Credits, per Gold Ounce	$1,353	$1,353	$1,377	$1,377	$1,521	$1,521
By-product credits per ounce	(4)	(4)	(6)	(6)	(5)	(5)
Cash Cost, After By-product Credits, per Gold Ounce	$1,349	$1,349	$1,371	$1,371	$1,516	$1,516
AISC, Before By-product Credits, per Gold Ounce	$1,673	$1,673	$1,611	$1,611	$1,769	$1,769
By-product credits per ounce	(4)	(4)	(6)	(6)	(5)	(5)
AISC, After By-product Credits, per Gold Ounce	$1,669	$1,669	$1,605	$1,605	$1,764	$1,764

In thousands (except per ounce amounts)	Three Months Ended September 30, 2022(5)			Three Months Ended June 30, 2022(5)			Three Months Ended March 31, 2022(5)
	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total
Total cost of sales	$76,666	$59,532	$136,198	$90,854	$61,870	$152,724	$78,902	$62,168	$141,070
Depreciation, depletion and amortization	(17,566)	(15,089)	(32,655)	(22,491)	(15,459)	(37,950)	(19,452)	(15,846)	(35,298)
Treatment costs	14,268	429	14,697	13,581	457	14,038	12,773	458	13,231
Change in product inventory	7,486	420	7,906	(599)	(793)	(1,392)	5,633	(563)	5,070
Reclamation and other costs	(270)	(203)	(473)	(1,261)	(209)	(1,470)	(1,211)	(210)	(1,421)
Cash Cost, Before By-product Credits (1)	80,584	45,089	125,673	80,084	45,866	125,950	76,645	46,007	122,652
Reclamation and other costs	987	204	1,191	987	209	1,196	987	210	1,197
Sustaining capital	21,670	10,457	32,127	22,877	7,597	30,474	11,566	7,281	18,847
General and administrative	11,003	—	11,003	9,692		9,692	8,294	—	8,294
AISC, Before By-product Credits (1)	114,244	55,750	169,994	113,640	53,672	167,312	97,492	53,498	150,990
By-product credits:
Zinc	(33,399)	—	(33,399)	(41,055)	—	(41,055)	(34,628)		(34,628)
Gold	(17,019)	—	(17,019)	(20,364)	—	(20,364)	(18,583)		(18,583)
Lead	(18,008)	—	(18,008)	(22,814)	—	(22,814)	(19,802)		(19,802)
Silver	—	(131)	(131)		(188)	(188)		(166)	(166)
Total By-product credits	(68,426)	(131)	(68,557)	(84,233)	(188)	(84,421)	(73,013)	(166)	(73,179)
Cash Cost, After By-product Credits	$12,158	$44,958	$57,116	$(4,149)	$45,678	$41,529	$3,632	$45,841	$49,473
AISC, After By-product Credits	$45,818	$55,619	$101,437	$29,407	$53,484	$82,891	$24,479	$53,332	$77,811
Divided by ounces produced	3,544	33		3,636	33		3,318	30
Cash Cost, Before By-product Credits, per Ounce	$22.74	$1,353		$22.03	1,377		$23.10	$1,521
By-product credits per ounce	(19.31)	(4)		(23.17)	(6)		(22.01)	(5)
Cash Cost, After By-product Credits, per Ounce	$3.43	$1,349		$(1.14)	$1,371		$1.09	$1,516
AISC, Before By-product Credits, per Ounce	$32.24	$1,673		$31.25	$1,611		$29.38	$1,769
By-product credits per ounce	(19.31)	(4)		(23.17)	(6)		(22.01)	(5)
AISC, After By-product Credits, per Ounce	$12.93	$1,669		$8.08	$1,605		$7.37	$1,764
(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, and sustaining capital.
(3)

During the three months ended March 31, 2023, the Company completed the necessary studies to conclude usage of the F-160 pit as a tailings storage facility after mining is complete. As a result, a portion of the mining costs have been excluded from Cash Cost, Before By-product Credits and AISC, Before By-product Credits.

(4)	Other includes $509,000 of sales and $432,000 of cost of sales for the environmental services business acquired as part of the Alexco acquisition.
(5)

Prior year presentation has been adjusted to conform with current year presentation to eliminate exploration costs from the calculation of AISC, Before By-product Credits as exploration is an activity directed at the Corporate level to find new mineral reserve and resource deposits, and therefore we believe it is inappropriate to include exploration costs in the calculation of AISC, Before By-product Credits for a specific mining operation.

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income and mining taxes, depreciation, depletion, and amortization expense, ramp-up and suspension costs, gains and losses on disposition of properties, plants, equipment and mineral interests, foreign exchange gains and losses, unrealized gains and losses on derivative contracts, interest and other income, unrealized gains on investments, provisions for environmental matters, stock-based compensation, provisional price gains and losses, the grant of common shares to the Hecla Charitable Foundation, adjustments of inventory to net realizable value. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net loss and debt to adjusted EBITDA and net debt:

Dollars are in thousands	1Q-2023	4Q-2022	3Q-2022	2Q-2022	1Q-2022	LTM March 31, 2023	FY 2022
Net (loss) income	$(3,173)	$(4,452)	$(23,526)	$(13,523)	$4,153	$(44,674)	$(37,348)
Interest expense	10,165	11,008	10,874	10,505	10,406	42,552	42,793
Income and mining taxes	3,242	(3,924)	(9,527)	254	5,631	(9,955)	(7,566)
Depreciation, depletion and amortization	39,892	37,576	32,992	38,072	35,298	148,532	143,938
Ramp-up and suspension costs	11,336	7,575	5,092	5,242	6,205	29,245	24,114
Loss (gain) on disposition of properties, plants, equipment, and mineral interests	—	—	19	5	(8)	24	16
Foreign exchange loss (gain)	(108)	900	(5,667)	(4,482)	2,038	(9,357)	(7,211)
Unrealized loss (gain) on derivative contracts	(987)	(864)	(873)	689	204	(2,035)	(844)
Provisional price gain	(2,093)	(625)	6,625	15,807	(968)	19,714	20,839
Provision for closed operations and environmental matters	1,044	3,741	1,781	1,628	1,643	8,194	8,793
Stock-based compensation	1,190	1,714	1,773	1,254	1,271	5,931	6,012
Unrealized (gain) loss on investments	(2,194)	(9,121)	5,114	15,739	(6,100)	9,538	5,632
Adjustments of inventory to net realizable value	4,521	487	1,405	754	—	7,167	2,646
Monetization of zinc hedges	(579)	16,664	—	—	—	16,085	16,664
Other	(355)	1,582	473	(1,470)	(1,571)	230	(986)
Adjusted EBITDA	$61,901	$62,261	$26,555	$70,474	$58,202	$221,191	$217,492
Total debt						$526,001	$527,225
Less: Cash and cash equivalents						95,939	104,743
Net debt						$430,062	$422,482
Net debt/LTM adjusted EBITDA (non-GAAP)						1.9	1.9

Reconciliation of Net (Loss) Income Applicable to Common Stockholders (GAAP) to Adjusted Net (Loss) Income Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net (loss) income applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands	1Q-2023	4Q-2022	3Q-2022	2Q-2022	1Q-2022	FY 2022
Net (loss) income applicable to common stockholders	$(3,311)	$(4,590)	$(23,664)	$(13,661)	$4,015	$(37,900)
Adjusted for items below:
Derivative contracts losses (gains)	(987)	(864)	(873)	689	204	$(844)
Provisional pricing losses (gains)	(2,093)	(625)	6,625	15,807	(968)	$20,839
Unrealized losses (gains) on equity investments	(2,194)	(9,117)	5,110	15,739	(6,100)	$5,632
Environmental accruals	—	2,860	—	—	14	$2,874
Foreign exchange (gain) loss	(108)	900	(5,667)	(4,482)	2,038	$(7,211)
Ramp-up and suspension costs	11,336	7,575	5,092	5,242	6,205	$24,114
Loss (gain) on disposition of properties, plants, equipment and mineral interests	—	—	19	5	(8)	$16
Adjustments of inventory to net realizable value	4,521	487	1,405	754	—	$2,646
Monetization of zinc hedges	(579)	16,664	—	—	—	$16,664
Other	—	939	—	—	—	$939
Adjusted income (loss) applicable to common stockholders	$6,585	$14,229	$(11,953)	$20,093	$5,400	$27,769
Weighted average shares - basic	600,075	596,959	554,531	539,401	538,490	557,344
Weighted average shares - diluted	600,075	596,959	554,531	539,401	544,061	557,344
Basic adjusted net income (loss) per common stock (in cents)	0.01	0.02	(0.02)	0.04	0.01	0.05
Diluted adjusted net income (loss) per common stock (in cents)	0.01	0.02	(0.02)	0.04	0.01	0.05

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment, and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended
	March 31, 2023	December 31, 2022
Cash provided by operating activities	$40,603	$36,120
Less: Additions to properties, plants equipment and mineral interests	$(54,443)	$(56,140)
Free cash flow	$(13,840)	$(20,020)

Category: Earnings

Contacts

Anvita M. Patil
Vice President - Investor Relations and Treasurer

Cheryl Turner
Communications Coordinator

800-HECLA91 (800-432-5291)
Investor Relations
Email: hmc-info@hecla-mining.com
Website: http://www.hecla-mining.com